EXHIBIT 10.5

CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE. BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL
RELEASE YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

A.M. Castle & Co.
Separation Agreement and General Release

1.)	Parties: The parties to this Separation Agreement and General Release (“Agreement”) are Scott Dolan (“Employee”) and A. M. Castle & Co. ("Company").

2.)	Separation Date: Employee’s employment with Company will terminate effective April 16, 2015 upon Employee’s resignation from the Company (“Effective Date”).

3.)
Final Paycheck: Company will provide Employee with a final paycheck, which shall include accrued and unused vacation pay, less all applicable federal, state and local withholdings with the next regular payroll cycle, or earlier as required by law.

4.)
Separation Benefits: In consideration for this Agreement, Employee shall receive separation benefits set forth on Exhibit A. All payments to Employee under this Agreement shall be subject to all applicable withholding of applicable taxes.

5.)	Release

a.)
Employee (on behalf of himself, his personal representatives, successors, and assigns) releases, waives, and forever discharges Company, its past, present and future agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parent corporations, subsidiaries, divisions, affiliates, attorneys, insurers, successors and assigns (collectively, the “Company Released Parties”) from and for any and all of Employee’s potential or actual claims, demands, grievances, causes of action, charges or suits of any kind arising out of, or in any way relating to the dealings between the parties, including the employment relationship and its termination, on or prior to the date Employee executes this Agreement. Employee releases and waives any and all legal or administrative claims, known or unknown, arising under, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., any other federal, state, or local statutory or common law or regulation, and any and all tort and/or express or implied contact claims, including but not limited to any claims arising under his offer letter, Severance Agreement or any other related documents or agreements. Notwithstanding anything to the contrary, Employee does not release (i) any rights to indemnification pursuant to the Indemnification Agreement between Company and Employee, Company’s certificate of incorporation or bylaws or applicable law or (ii) any rights under Company's policies of directors’ and officers’ insurance.

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b.)
Company (on behalf of itself and its subsidiaries and affiliates, and their respective successors, and assigns) releases, waives, and forever discharges Employee and his personal representatives, successors, and assigns (collectively, the “Employee Released Parties”) from and for any and all of the Company’s potential or actual claims, demands, grievances, causes of action, charges or suits of any kind arising out of, or in any way relating to the dealings between the parties, including the employment relationship and its termination, on or prior to the date Employee executes this Agreement.

6.)
Release of Age Discrimination in Employment Act (“ADEA”) Rights: Employee further agrees and acknowledges that he is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges that $100,000 of the consideration stated in Paragraph 4 above is being given to him for his waiver and release of any ADEA claims he may have and that this amount is in addition to anything of value to which Employee is already entitled. Employee acknowledges that the remainder of the consideration stated in Paragraph 4 above is consideration for his release of any other claims he may have against the Company Released Parties. Employee further acknowledges that he has been advised in writing, as required by the Older Workers’ Benefit Protection Act (“OWBPA”), that: (a) his waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement. Employee acknowledges that Company provided Employee with at least twenty-one (21) days within which to consider the terms of this Agreement. During the seven (7)-day period immediately following Employee’s execution of this Agreement (“Revocation Period”), Employee may revoke the ADEA release portion of this Agreement by delivering a notice of revocation to Marec E. Edgar, Vice President & General Counsel, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523. Employee agrees that if he revokes the ADEA release portion of this Agreement, the remainder of the release will remain in full force and effect.

7.)	Covenant Not to Sue:

a.)
To the maximum extent permitted by law, Employee (on behalf of himself, his personal representatives, successors, and assigns) covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Company Released Parties, with respect to the claims released in paragraph 5 and paragraph 6 of this Agreement. Employee acknowledges that he does not have any current charge, complaint, grievance or other proceeding against the Company Released Parties pending before any local, state or federal agency regarding his employment. Employee shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Employee’s behalf in any way arising out of or relating to the matters released under this Agreement.

b.)
To the maximum extent permitted by law, Company (on behalf of itself and its subsidiaries and affiliates, and their respective successors, and assigns) covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Employee Released Parties, with respect to the claims released in paragraph 5 of this Agreement. Company shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Company’s behalf in any way arising out of or relating to the matters released under this Agreement.

8.)
Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. None of Company or any of its affiliates shall be entitled to set off against the amounts payable to Employee under this Agreement any amounts owed to Company or any of its affiliates by Employee, any amounts earned by Employee in other employment after the Effective Date, or any amounts which might have been earned by Employee in other employment had he sought such other employment.

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9.)	Cooperation; Further Assurances:

a.)
Employee agrees to cooperate with Company in the truthful and honest investigation, prosecution and/or defense of any claim in which the Company Released Parties may have an interest (provided such cooperation does not unreasonably interfere with Mr. Dolan’s prior business or personal commitments), which may include, without limitation, making himself available on a reasonable basis to participate in any proceeding involving any of the Company Released Parties without claim of privilege against the Company Released Parties, allowing himself to be interviewed by representatives of Company without claim of privilege against the Company Released Parties, participating as requested in interviews and/or preparation by any of the Company Released Parties of other witnesses without claim of privilege against the Company Released Parties, protecting the applicable legal privileges of the Company Released Parties, appearing for depositions and testimony without requiring a subpoena without claim of privilege against the Company Released Parties, and producing and/or providing any documents or names of other persons with relevant information without claim of privilege against the Company Released Parties. Company agrees that it will reimburse Employee for reasonable travel expenses incurred by Employee pursuant to this Paragraph that are approved in advance by Company.

b.)
At Company’s request and without further consideration, Employee shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Company may reasonably request to carry out Employee’s rights and obligations under this Agreement.

10.)
Acknowledgment: By executing this Agreement, Employee acknowledges and agrees that Employee has entered into this Agreement knowingly and voluntarily and that he is knowingly and voluntarily waiving and releasing his rights and claims in exchange for the consideration set forth in Paragraph 4 above and in the Severance Agreement incorporated herein. Employee hereby acknowledges that Employee has read the Agreement carefully, fully understands all of its provisions, and has had the opportunity to receive independent legal advice with respect to executing this Agreement.

11.)	Confidentiality, Non-Disparagement, Non-Competition, and Non-Solicitation:

a.)
Employee expressly reaffirms and agrees to the obligations on Confidentiality, Non-Disparagement, Non-Competition, and Non-Solicitation set forth in the Severance Agreement. Employee further specifically reaffirms Section 13 of the Severance Agreement concerning the reasonableness of these provisions and consideration paid therefor.

b.)	Company expressly reaffirms and agrees to the obligations on Non-Disparagement set forth in the Severance Agreement.

c.)
Employee agrees to keep confidential the terms of the Agreement and agrees to refrain from disclosing any information regarding this Agreement to any third party, except to Employee’s retained attorneys, tax advisors, immediate family (spouse, parents, children), or as required by law.

d.)
Employee agrees that he/she shall not, for a period of two (2) years from the Effective Date, act as an employee, consultant, advisor, or in any other capacity, whether paid or not, for any entity or individual that pursues, evaluates or expresses interest in any kind of transaction with or respecting the Company, its stock or other securities, or any of the Company’s subsidiaries, including any merger, acquisition, investment, joint venture, or other transaction of any kind.

e.)
The parties agree that all requests for references from potential future employers, search firms or other third parties will be directed to Brian Anderson who will confirm that Employee tendered his resignation and that Company accepted it.

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12.)
Representations and Warranties: Employee represents and warrants that this Agreement constitutes the entire agreement among the parties with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between the parties, with the exception of the Severance Agreement, which remains in full force and effect and is hereby incorporated fully into this Agreement, except insofar as it is expressly superseded by this Agreement.

13.)
No Re-employment/Service: By signing this Agreement, Employee and Company also agree that Employee will not be re-employed by or re-apply for employment with Company or propose or allow another person or entity to propose that Employee serve on the Board of Directors of the Company, or in any similar capacity, or any of its affiliates, and that signing this Agreement acts as a complete waiver of any and all rights Employee has or may have to reinstatement.

14.)
Equitable Relief; Attorneys’ Fees: Employee agrees that any violation by Employee of any covenant in this Agreement may cause such damage to Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Employee agrees that Company may seek a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Company shall have in law and equity for the enforcement of such covenants. Company agrees that any violation by Company of any covenant in this Agreement may cause such damage to Employee as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Company agrees that Employee may seek a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Company. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Employee shall have in law and equity for the enforcement of such covenants. If litigation arises under this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its or his reasonable attorneys’ fees, court costs and out-of-pocket expenses from the non-prevailing party.

15.)	Miscellaneous:

a.)	Company expressly denies any liability of any kind to Employee and nothing contained in this Agreement shall be construed as an admission of any liability.

b.)
Nothing contained in this Agreement, or the fact of its submission to Employee, shall be admissible evidence in any judicial, administrative, or other legal proceeding. This Agreement shall not constitute precedent with regard to any other party’s dealings with Company.

c.)
This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and its rights and obligations shall be construed and enforced in accordance with and governed by the laws of the State of Illinois.

d.)
Any action arising from this Agreement, or breach thereof, shall be commenced and maintained in a tribunal in DuPage County, Illinois. As a condition precedent to any such action, the complaining party shall submit to the other party, in writing, its position, and must allow the other party to respond within ten (10) business days. No other action can be taken until this time period and process occurs.

e.)	This Agreement may not be amended, modified or altered except by an express written document signed by all parties hereto, wherein specific reference is made to this Agreement.

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f.)	This Agreement may be executed in counterparts, and authentic photocopy or facsimile signatures are accepted as originals.

g.)
In the event of litigation or arbitration relating to the enforcement of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs actually expended, regardless of whether the suit proceeds to compromise, arbitration or final judgment.

h.)
Should any provision of this Agreement be declared to be illegal, invalid, or unenforceable, the remaining parts shall remain in full force and effect. Any adjudicating tribunal shall attempt to give the remaining provisions the full force as intended by the parties to the fullest extent allowed by law.

EMPLOYEE	A.M. CASTLE & CO.

/s/ Scott J. Dolan	/s/ Marec E. Edgar
Signature	Signature

4/16/15	April 16, 2015
Date	Date

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EXHIBIT A

SEPARATION BENEFITS

1. The Company will pay Employee a total of $1,300,000.00, less applicable deductions, as Severance Pay. The Company will pay the Employee $650,000.00 of the Severance Pay by check within fourteen (14) day after the Effective Date of this Agreement. The Company will pay the Employee the remaining $650,000.00 of Severance Pay in four (4) equal installments of $162,500.00 each on July 1, 2015, October 1, 2015, January 1, 2016 and March 1, 2016. All payments of Severance Pay will be made less applicable wage deductions.

2. The Company agrees that (i) 39,246 Restricted Stock Units issued pursuant to the Restricted Stock Unit Award Agreement dated October 15, 2012 and (ii) 17,342 Restricted Stock Units issued pursuant to the Restricted Stock Unit Award Agreement dated March 6, 2013 will vest on the Effective Date of this Agreement. The Parties agree that Executive’s other rights and obligations with regard to these awards will be governed by the applicable award agreement and the Company’s Omnibus Incentive Plan. All other outstanding awards shall be canceled and forfeited

3. If the Employee timely elects to continue health, dental and vision insurance coverage for himself and his eligible dependent pursuant to COBRA, the Company will pay the full cost of such continued coverage for up to one (1) one year. Employee agrees that if he becomes eligible for health and/or dental insurance from another employer, he will elect such coverage as soon as it becomes available and will notify the Company immediately and, consequently, the Company’s obligations hereunder will cease.

4. The Company will reimburse the Employee for the actual cost of any outplacement services in which the Employee participates within the first eighteen (18) months after the Effective Date of this Agreement. Such reimbursement will be made within thirty (30) days after the Employee submits an invoice for and evidence of payment for the outplacement services. The total amount that the Company will reimburse for outplacement services will not exceed $30,000.00.

5. For one (1) year after the Effective Date of this Agreement, the Company will allow the Executive to use his current Company-issued automobile, under the terms by which the Executive currently uses such automobile.

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